SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     Form 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 1-8990

                              INOVISION CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                Business Address:
                      Unit 103, Port Lewes, Delaware 19958

                                Mailing Address:
 c/o Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, (212) 969-3000
 -------------------------------------------------------------------------------
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                     Common Stock, par value $.01 per share
               (Title of each class of securities covered by this Form)

                                      None
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)      |X|           Rule 12h-3(b)(1)(ii)      |_|
Rule 12g-4(a)(1)(ii)     |_|           Rule 12h-3(b)(2)(i)       |_|
Rule 12g-4(a)(2)(i)      |_|           Rule 12h-3(b)(2)(ii)      |_|
Rule 12g-4(a)(2)(ii)     |_|           Rule 15d-6                |_|
Rule 12h-3(b)(1)(i)      |_|




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     Approximate  number of holders of record as of the  certification or notice date: 0

     Pursuant to the requirements of the Securities Exchange Act of 1934, Inovision Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        INOVISION CORPORATION

Date:  September 29, 1998               By: /s/ Austin O. Furst, Jr.
                                             Austin O. Furst, Jr.
                                             Chairman of the Board
                                             (Principal Executive Officer)